EXHIBIT 2

                     AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of March 13, 2001, by and between Hampton Roads Bankshares, Inc., a proposed bank holding company organized under the laws of Virginia, with its principal office in Chesapeake, Virginia (the "Holding Company"), and The Bank of Hampton Roads, a banking corporation organized under the laws of the Commonwealth of Virginia, with its main office in Chesapeake, Virginia (the "Bank") (the Holding Company and Bank collectively the "Constituent Corporations").

                                  WITNESSETH:

     The respective Boards of Directors of the Holding Company and the Bank have resolved that the reorganization of the Bank under a holding company structure, pursuant to a statutory share exchange transaction under the Virginia Stock Corporation Act (the "Share Exchange") in which the Bank will become a wholly-owned subsidiary of the Holding Company, is in the respective best interests of the Constituent Corporations and their shareholders. To that end, each such Board has approved this Agreement and Plan of Reorganization.

     NOW THEREFORE, in consideration of the mutual agreements set forth herein, the Constituent Corporations agree as follows:

     1. The Share Exchange. At the Effective Date of the Share Exchange, the Bank shall become a banking subsidiary of the Holding Company. The Share Exchange shall be effective upon the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission upon filing of a Plan of Share Exchange by the Constituent Corporations, substantially in the form attached hereto as Appendix I.

     2. Name; Articles of Incorporation; Bylaws; Offices. At the Effective Date, the respective names, articles of incorporation and bylaws of the Holding Company and Bank will not change. The main offices and branches of the Holding Company and Bank immediately prior to the Share Exchange shall not change as a result of the Share Exchange.

     3. Conversion of Shares. Upon, and by reason of, the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission (the "Effective Date"), no cash shall be allocated to the shareholders of the Bank, and stock shall be issued and allocated as follows:

         (a) Each of the issued and outstanding shares of common stock of the Bank ("Bank Common Stock") shall for all corporate purposes, and without any action on the part of the holder thereof, automatically become and be converted into one share of common stock of the Holding Company ("Holding Company Common Stock"). Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equal number of shares of Holding Company Common Stock.

         (b) Shares of Bank Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares held by the Holding Company.

     4. Conversion of Stock Options. At the Effective Date, each unexercised and theretofore unexpired outstanding option to purchase Bank Common Stock shall be automatically exchanged for a new option to acquire, for the same aggregate exercise price and under the same terms, the same number of shares of Holding Company Common Stock. As soon as practicable thereafter, the Holding Company will issue instruments representing new options to acquire Holding Company Common Stock. Instruments representing Bank options may at any time thereafter be surrendered to the Bank, acting as exchange agent, or such other or additional exchange agent as the Bank may select (together with any transmittal materials or endorsements required by the exchange agent). Each holder of Bank options, upon the surrender of such instruments representing Bank options to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefor replacement instrument(s) representing the aforementioned number of Holding Company options, but holders will not be required to surrender such Bank options.

     5. Capital of the Bank. The capital, surplus and undivided profits of the Bank at the Effective Date will be equal to the capital structure of the Bank at December 31, 2000, adjusted, however, for capital contributions, normal earnings and expenses, and other capital changes between December 31, 2000, and the Effective Date.

     6. Board of Directors; Officers. (a) At the Effective Date, the members of the boards of directors of the Bank and the Holding Company shall continue in office as the directors of the Bank and the Holding Company, respectively, except as otherwise determined in the discretion of the Boards prior to the Effective Date, until the next annual meeting or until such time as their successors have been elected and qualified.

          (b) At the Effective Date, the respective officers of the Bank and the Holding Company shall continue to serve in their then current positions until such time as their successors have been elected or appointed.

     7. Rights of Dissenting Shareholders. Shareholders of the Bank who dissent from the Share Exchange will be entitled to the dissenters' rights and remedies set forth in Article 15 of the Virginia Stock Corporation Act, Sections 13.1-729 et sec.

     8. Conditions to the Share Exchange. Consummation of the Share Exchange is conditioned upon (i) the approval of this Agreement by the affirmative vote of the shareholders owning more than two-thirds of the outstanding shares of common stock of the Bank at a meeting to be held on the call of its board of directors, (ii) the receipt of the required regulatory approvals, and (iii) the receipt of an opinion of counsel as to the tax-free nature of the transaction. Upon the satisfaction of the foregoing conditions, the Share Exchange shall become effective at the time specified in a Certificate of Share Exchange to be issued by the Virginia State Corporation Commission approving the Share Exchange.

     9. Termination. This Agreement may be terminated by the unilateral action of either of the boards of directors of the Bank or the Holding Company prior to the approval of the Agreement by the Bank's shareholders or by the mutual consent of the respective boards of directors of the Bank and the Holding Company after the Bank's shareholders approve the transaction. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Bank or the Holding Company or any of their directors, officers, employees, agents or shareholders.

    WITNESS, the following signatures and seals for the parties, each hereunto set by its President and attested by its Secretary, pursuant to duly authorized resolutions of its Board of Directors.

ATTEST:                           THE BANK OF HAMPTON ROADS


/s/ Tiffany K. Glenn                  By: /s/ Jack W. Gibson
----------------------------------        --------------------------------------
Secretary                                 Jack W. Gibson
                                          President and Chief Executive Officer


ATTEST:                           HAMPTON ROADS BANKSHARES, INC.


/s/ Tiffany K. Glenn                  By: /s/ Jack W. Gibson
----------------------------------        --------------------------------------
Secretary                                 Jack W. Gibson
                                          President and Chief Executive Officer

                                                                      APPENDIX I
                                                                      ----------

                            PLAN OF SHARE EXCHANGE
                                    BETWEEN
                           THE BANK OF HAMPTON ROADS
                                      AND
                        HAMPTON ROADS BANKSHARES, INC.

     Pursuant to this Plan of Share Exchange ("Plan of Share Exchange"), THE BANK OF HAMPTON ROADS, a Virginia corporation (the "Bank"), shall become a wholly owned subsidiary of HAMPTON ROADS BANKSHARES, INC. (the "Holding Company"), a Virginia corporation pursuant to a share exchange under Section 13.1-717 of the Virginia Stock Corporation Act.

                                   ARTICLE 1
                   Terms and Conditions of the Share Exchange

     1.1 The Share Exchange. Pursuant to the Agreement and Plan of Reorganization made and entered into as of March 13, 2001 (the "Reorganization Agreement"), at the Effective Date (as defined in the Reorganization Agreement), the Bank shall become a wholly owned subsidiary of the Holding Company through the exchange of each outstanding share of common stock of the Bank for shares of the common stock of the Holding Company in accordance with Section 2.1 of this Plan of Share Exchange and pursuant to a share exchange under Section 13.1-717 of the Virginia Stock Corporation Act (the "Share Exchange"). At the Effective Date, the Share Exchange shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

     1.2 Name. When the Share Exchange is effected, the names of the Bank and the Holding Company as set forth in their respective Articles of Incorporation shall not change.

     1.3 Articles of Incorporation and Bylaws. The respective Articles of Incorporation and Bylaws of the Holding Company and the Bank in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until otherwise amended or repealed.

                                   ARTICLE 2
                          Manner of Exchanging Shares

     2.1 Exchange of Shares. Upon, and by reason of, the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission, no cash shall be allocated to the shareholders of the Bank, and stock shall be issued and allocated as follows:

          (a) Each share of common stock, par value $0.625 per share, of the Bank ("Bank Common Stock") issued and outstanding immediately prior to the Effective Date shall be entitled to the exchange rights set forth in this
Section 2.1 or to rights under Article 15 of the Virginia Stock Corporation Act as set forth in Section 2.4 below. On the Effective Date, each shareholder of the Bank immediately prior to the Effective Date shall be entitled to exchange each such share of Bank Common Stock held for one share of Holding Company Common Stock. Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equal number of shares of Holding Company Common Stock. Shareholders shall maintain the same proportional share interest in the Holding Company as they currently hold in the Bank, except for nominal changes in interests resulting from the exercise, if any, of dissenting shareholders' rights under Virginia law, as further specified in Section 2.4 below. After the Effective Date, each former holder of Bank Common Stock shall have the right to receive any dividend or other distribution payable at or as of any time after the Effective Date to holders of record of Holding Company Common Stock at or as of any time after the Effective Date.

          (b) Shares of Bank Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be denoted on the books and records of the Bank as held of record by the Holding Company.

    2.2 Exchange of Stock Options. At the Effective Date, each unexercised and theretofore unexpired outstanding option to purchase Bank Common Stock shall be automatically converted into and become a new option to acquire, for the same aggregate exercise price and under the same terms, the same number of shares of Holding Company Common Stock. Each holder of Bank options, upon the surrender of such instruments representing Bank options to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefor instrument(s) representing an equivalent number of Holding Company options, but holders will not be required to surrender Bank options.

    2.3 Voting and Dividends. The shareholders of the Bank entitled to receive the consideration described herein shall be entitled to vote after the Effective Date at any meeting of Holding Company shareholders the number of whole shares of Holding Company Common Stock for which their shares of Bank Common Stock are exchanged, regardless of whether such holders continue to hold certificates representing shares of the Bank Common Stock. Dividends or other distributions payable to the holders of record of Holding Company Common Stock at or as of any time after the Effective Date shall be paid to such holders and any holders of any certificate representing shares of Bank Common Stock issued and outstanding at the Effective Date.

    2.4 Rights of Dissenting Shareholders. Shareholders of the Bank who object to the Share Exchange will be entitled to the dissenters' rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.

                                   ARTICLE 3
                                  Termination

    This Plan of Share Exchange may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 9 of the Reorganization Agreement.

                                       2